Exhibit (a)(1)(J)
MGM MIRAGE AND INFINITY WORLD (CAYMAN) L.P. ANNOUNCE
PRELIMINARY RESULTS OF THEIR JOINT TENDER OFFER
LAS VEGAS, NV — February 15, 2008 — MGM MIRAGE (NYSE: MGM) and Infinity World (Cayman) L.P., an indirect wholly owned subsidiary of Dubai World, announced today the preliminary results of their joint tender offer, which expired at 12:00 midnight, New York City time, on February 14, 2008.
Based on the preliminary count, subject to final verification and conditional tenders, 101,906,722 shares of MGM MIRAGE’s common stock were tendered, including 19,225,965 shares which were tendered through Notices of Guaranteed Delivery. Any shares tendered upon the condition of a minimum number of shares being purchased in the joint tender offer will be deemed withdrawn in the event that such condition is not satisfied as a result of proration.
MGM MIRAGE and Infinity World (Cayman) L.P. expect to purchase 15,000,000 shares of MGM MIRAGE’s common stock in the joint tender offer, with MGM MIRAGE purchasing 8,500,000 of such shares and Infinity World (Cayman) L.P. purchasing 6,500,000 of such shares, at a purchase price of $80.00 per share, for a total purchase price of $1,200,000,000. Because the number of shares tendered exceeded the number of shares that MGM MIRAGE and Infinity World (Cayman) L.P. offered to purchase, the resulting estimated proration factor is approximately 14.7% of the shares tendered.
The number of shares tendered and not withdrawn and the proration factor are preliminary and are subject to verification. The actual number of shares validly tendered and not withdrawn and the final proration factor will be announced promptly following completion of the verification process. Promptly after such announcement, the depositary will issue payment for the shares validly tendered and accepted under the joint tender offer and will return all other shares tendered.
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About MGM MIRAGE
MGM MIRAGE (NYSE: MGM), one of the world’s leading and most respected development companies with significant holdings in gaming, hospitality and entertainment, owns and operates 17 properties located in Nevada, Mississippi and Michigan, and has 50% investments in four other properties in Nevada, New Jersey, Illinois and Macau. MGM MIRAGE is developing major casino and non-casino resorts, separately and with partners in Las Vegas, Atlantic City, the People’s Republic of China and Abu Dhabi, U.A.E. MGM MIRAGE supports responsible gaming and has implemented the American Gaming Association’s Code of Conduct for Responsible Gaming at its properties. MGM MIRAGE has received numerous awards and recognitions for its industry-leading Diversity Initiative and its community philanthropy programs. For more information about MGM MIRAGE, please visit the company’s website at http://www.mgmmirage.com.
About Dubai World
Dubai World is a major investment holding company which wholly owns or has substantial interest in a portfolio of businesses that includes DP World, Jafza, Nakheel, Dubai Drydocks, Maritime City, Istithmar, Kerzner, One & Only, Atlantis, Barney’s, Island Global Yachting, Limitless, Inchcape Shipping Services, Tejari, Technopark and Tamweel. The Dubai World Group has more than 50,000 employees in over 100 cities around the globe.

Dubai World’s iconic real estate projects include the Nakheel’s Palm developments and The World. The group also has extensive real estate investments in the US, the UK and South Africa, unique hospitality destinations in every corner of the world, and is a leading global port operator. In the last five years, Dubai World has developed 80,000 luxury residential villas and apartments and approximately three million square feet of retail space.
Forward-Looking Statement
Statements in this release which are not historical facts are “forward looking” statements and “safe harbor statements” under the Private Securities Litigation Reform Act of 1995 that involve risks and/or uncertainties, including risks and/or uncertainties as described in the company’s public filings with the Securities and Exchange Commission.

CONTACTS:

INVESTMENT COMMUNITY	MEDIA
DAN D’ARRIGO EVP & Chief Financial Officer (702) 693-8895	ALAN M. FELDMAN Senior Vice President of Public Affairs (702) 650-6947 afeldman@mirage.com